Prospectus Supplement No. 1                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 5, 1997)                  SEC File No. 333-38827


                                 $200,000,000
                            TOWER AUTOMOTIVE, INC.
                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2004

   All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated December 5, 1997, forming a part of the Registration Statement on Form S-3 (Registration No. 333-38827). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

   The purpose of this Prospectus Supplement is to amend and supplement the information set forth in the Prospectus regarding the Selling
Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional
Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of December 1, 1997 (subject to the qualifications set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of December 1, 1997, (iii) the number of shares of Common Stock owned by each additional Selling Securityholder and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus. Any information regarding a Selling Securityholder contained herein shall be deemed to amend and supersede any information regarding such Selling Securityholder contained in the Prospectus.


                                                    NOTES BENEFICIALLY OWNED                 COMMON STOCK BENEFICIALLY OWNED
                                                      PRIOR TO THE OFFERING                   PRIOR TO THE OFFERING (1) (2)
                                              ---------------------------------------      ----------------------------------
                                                                                                                    NO. OF
                                              AGGREGATE              PRINCIPAL AMOUNT                               SHARES
                                              PRINCIPAL    % OF      OF NOTES OFFERED        NO. OF      % OF       OFFERED
      NAME OF SELLING SECURITYHOLDER           AMOUNT     CLASS          HEREBY             SHARES      CLASS      HEREBY
--------------------------------------------  ----------  -------    ----------------      ----------   -------   -----------
Advent Capital Management (3). . . . . . . .  $  440,000        *          $  440,000           8,502         *         8,502
BT Alex. Brown (4) . . . . . . . . . . . . .   6,625,000      3.3           6,625,000         128,019         *       128,019
Dean Witter Variable Income
 Builder Fund (3). . . . . . . . . . . . . .     300,000        *             300,000           5,797         *         5,797
J.P. Morgan Securities, Inc. (6) . . . . . .   3,210,000      1.6           3,210,000          62,028         *        62,028
Lincoln National Convertible
 Securities Fund (4) . . . . . . . . . . . .   2,090,000      1.0           2,090,000          40,386         *        40,386
Lipper Convertibles, L.P. (5). . . . . . . .   4,550,000      2.3           4,550,000          87,922         *        87,922
Lipper Offshore Convertibles, L.P. . . . . .   1,075,000        *           1,075,000          20,772         *        20,772
NatWest Securities Limited . . . . . . . . .   1,500,000        *           1,500,000          28,985         *        28,985
Paloma Securities L.L.C. (6) . . . . . . . .  12,300,000      6.2          12,300,000         237,681         *       237,681
Silverton International Fund Limited (6) . .   8,200,000      4.1           8,200,000         158,454         *       158,454
Smith Barney Inc. (6). . . . . . . . . . . .   2,750,000      1.4           2,750,000          53,140         *        53,140


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

                                                    NOTES BENEFICIALLY OWNED                 COMMON STOCK BENEFICIALLY OWNED
                                                      PRIOR TO THE OFFERING                   PRIOR TO THE OFFERING (1) (2)
                                              ---------------------------------------      ----------------------------------
                                                                                                                    NO. OF
                                              AGGREGATE              PRINCIPAL AMOUNT                               SHARES
                                              PRINCIPAL    % OF      OF NOTES OFFERED        NO. OF      % OF       OFFERED
      NAME OF SELLING SECURITYHOLDER           AMOUNT     CLASS          HEREBY             SHARES      CLASS      HEREBY
-------------------------------------------   ----------  -------    ----------------      ----------   -------   -----------
State Street Bank, as custodian
 for GE Pension Trust (3) . . . . . . . . .    1,058,000        *          1,058,000           20,444         *        20,444
United National Insurance (4) . . . . . . .      100,000        *            100,000            1,932         *         1,932
Walker Art Center (4) . . . . . . . . . . .      245,000        *            245,000            4,734         *         4,734
Weirton Trust (4) . . . . . . . . . . . . .      630,000        *            630,000           12,173         *        12,173
                                            ------------  -------    ---------------       ----------   -------   -----------
        Subtotal (7). . . . . . . . . . . . $187,366,000     93.7%      $187,366,000        3,888,499      14.5%    3,620,599
Unnamed holders of Notes or
 any future transferees, pledgees,
 donees or successors of or from
 any such unnamed holders (8) . . . . . . . $ 12,634,000      6.3%      $ 12,634,000          244,135       1.0%      244,135
                                            ------------  -------    ---------------       ----------   -------   -----------
        Total . . . . . . . . . . . . . . . $200,000,000    100.0%      $200,000,000        4,132,634      15.5%    3,864,734
                                            ------------  -------    ---------------       ----------   -------   -----------
                                            ------------  -------    ---------------       ----------   -------   -----------


--------------------------
*Less than one percent.

(1) Reflects the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.
(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.
(3)   As of October 1, 1997.
(4)   As of December 11, 1997.
(5)   As of December 31, 1997.
(6)   As of January 5, 1998.
(7)   Includes amounts previously set forth in the Prospectus.
(8) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to the Prospectus in accordance with the Registration Rights Agreement.

   Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."


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   The Company may from time to time, in accordance with the Registration
Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.

             The date of this Prospectus Supplement is January 9, 1998.


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